UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2010

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On July 28, 2010, YRC Worldwide (the “Company”) entered into Amendment No. 18 (the “Credit Agreement Amendment”) to the Credit Agreement, dated as of August 17, 2007 (as amended, the “Credit Agreement”), among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent, and the other lenders that are parties thereto.

Permitted Disposition

The Credit Agreement requires the Company to prepay amounts outstanding under the Credit Agreement with 100% of the net cash proceeds received from the previously announced sale of YRC Logistics (the “Permitted Disposition”). Pursuant to the Credit Agreement Amendment, these net cash proceeds will be applied as follows:

•

The Company has entered into a Contribution Deferral Agreement, dated as of June 17, 2009 (as amended, the “Contribution Deferral Agreement”) with certain of the multi-employer pension funds to which the Company contributes. Pursuant to the Contribution Deferral Agreement, the Company has deferred the payment of contributions to these funds. If the Company enters into an amendment (the “CDA Amendment”) to the Contribution Deferral Agreement to approve the Credit Agreement Amendment, 100% of the net cash proceeds from the Permitted Disposition will be applied to outstanding unblocked revolver loans under the Credit Agreement (without a corresponding commitment reduction to the unblocked revolver) and the new revolver reserve block under the Credit Agreement will be permanently reduced by 50% of that amount. The Credit Agreement Amendment provides that the Company must enter into the CDA Amendment prior to August 13, 2010 (or August 27, 2010 if the Company has received approval from the Supermajority Funds (as defined in the Contribution Deferral Agreement)).

•

If the closing of the CDA Amendment and the Permitted Disposition occur after the dates described above, then the net cash proceeds will be applied in accordance with the provisions of the Credit Agreement that were applicable to the Permitted Disposition prior to giving effect to the Credit Agreement Amendment.

Mandatory Prepayments

Pursuant to the terms of the Credit Agreement Amendment, from July 28, 2010 through the date of the CDA Amendment, upon a Prepayment Event (as defined in the Credit Agreement) or an excess cash flow sweep, a mandatory prepayment will be made in an amount, and in accordance with the provisions of the Credit Agreement, prior to giving effect to the Credit Agreement Amendment. Upon effectiveness of the CDA Amendment, the new revolver reserve block will automatically and permanently decrease by the amount by which the new revolver reserve block increased by virtue of any mandatory prepayments during the period above.

On and after the date of the CDA Amendment, upon a Prepayment Event (except for certain sale and leaseback transactions described below) or an excess cash flow sweep, a mandatory prepayment will be made in an amount, and in accordance with the provisions of, the Credit Agreement prior to giving effect to the Credit Agreement Amendment, except that:

(i)	outstanding permitted interim loans will be repaid after (rather than before) new revolver reserve block loans, existing revolver reserve block (performance) loans and unblocked revolver loans (in each case (other than permitted interim loans) with a corresponding permanent commitment reduction), and

(ii)	outstanding term loans are paid ratably with the unblocked revolver.

The first $20 million of net cash proceeds received from sale and leaseback transactions received on and after the date of the CDA Amendment will be treated as follows:

•	If certain cost reduction criteria established by the Company’s lenders under the Credit Agreement Amendment are satisfied:

(i)	25% of the net cash proceeds will be applied in accordance with the provisions applicable after effectiveness of the CDA Amendment described in the paragraph above,

(ii)	75% of the net cash proceeds will be applied to outstanding unblocked revolver loans (without a corresponding commitment reduction to the unblocked revolver), and

(iii)	the new revolver reserve block will be permanently reduced by 50% of the net cash proceeds.

•

If the Company does not satisfy the criteria, then 75% of the net cash proceeds will be treated in accordance with (i) above and 25% of the net cash proceeds will be treated in accordance with (ii) above.

Conversion of Revolving Loans and LC Limits

On the date of the CDA Amendment, the Credit Agreement Amendment converts $150 million of outstanding revolving loans to term loans. In addition, the Credit Agreement Amendment reduces the letter of credit sublimit to $550 million and limits foreign currency letters of credit to $25 million. As a result, on the date of the CDA Amendment, the Credit Agreement will provide the Company with an $800 million senior revolving credit facility and a senior term loan in an aggregate outstanding principal amount of approximately $261.5 million.

Consolidated EBITDA

The definition of Consolidated EBITDA was amended to include a new add back for charges, expenses and losses incurred with any Permitted Disposition (as defined in the Credit Agreement) or discontinued operations.

Letter Agreement

On February 11, 2010, the Company entered into a Note Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Buyers”), with the subsidiaries of the Company acting as guarantors of the Notes (the “Guarantors”), as those parties are listed in the Purchase Agreement. Pursuant to the Purchase Agreement, in February 2010, the Company issued to the Buyers $49.8 million of the Company’s 6.0% Convertible Senior Notes due 2014 (the “Notes”) and expects to issue an additional $20.2 million of the Notes in August 2010. The net proceeds from the issuance of the additional $20.2 million of Notes will be used by the Company to fund the repurchase of any of the Company’s approximately $20 million of outstanding 5.0% net share settled contingent convertible senior notes pursuant to a put option on August 9, 2010. The Notes have been and will be issued pursuant to an Indenture, dated as of February 23, 2010 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). As of the Second Closing, the Buyers and their affiliates remain the registered holders of all of the Notes.

On August 2, 2010, the Company entered into a letter agreement (the “Letter Agreement”) with the Buyers to facilitate the Company’s issuance of the remaining $20.2 million of Notes. The closing of the issuance of remaining Notes is expected to occur on August 3, 2010 (the “Second Closing”). Pursuant to the Letter Agreement, the parties agreed as follows:

•

The Buyers will accept any certifications that the Company or the Guarantors are required to deliver as a condition to the Second Closing under Sections 8(h) and 8(i) of the Purchase Agreement to the extent those certifications as to fact do not contain qualifications other than those the Purchase Agreement provides or the Buyers specifically otherwise agree.

•

The Company agreed to temporarily increase the conversion rate under the Indenture on the date of the Second Closing for a period of 20 days to 100,000 shares of Company Common Stock per $1,000 in principal amount of Notes (the “Adjusted Conversion Rate”). This has the effect of reducing the conversion price to $0.01 per share. The Buyers agreed to convert the aggregate principal amount of Notes that were issued on February 23, 2010 during the 20-day period such that the Buyers will receive on account of the conversion no more than an aggregate of 59 million shares of Common Stock pursuant to the Adjusted Conversion Rate. This limitation does not include any shares of Common Stock to be issued to the Buyers or any other holders of Notes in respect of interest on the Notes that the Company is required to pay on August 16, 2010 (in respect of the August 15th interest payment date set forth in the Notes). The Letter Agreement provides that the conversion of the Notes subject to the Adjusted Conversion Rate will occur as of the Second Closing date.

•

Immediately following the 20-day period, the Conversion Rate will revert back to the initial conversion rate of 2,325.5814 shares of Common Stock per $1,000 in principal amount of the Notes (thereby reverting back to the initial conversion price of $0.43 per share). Following the end of the 20-day period, any future conversions will continue to be limited by Section 10.16 of the Indenture, which provides that no more than 201,880,000 shares of Common Stock may be issued in respect of the Notes.

•	The Buyers will waive any and all of the notice, filings, mailing or notice period requirements set forth in Sections 10.10 and 10.14 of the Indenture in connection with the Adjusted Conversion Rate.

•

The Buyers and each other holder will consent to amend Section 10.16 of the Indenture through the execution of a supplemental indenture to provide that the limitation set forth in Section 10.16 of the Indenture will not apply on a pro rata basis to otherwise limit the number of shares that can be issued by the Company upon the conversion of the Notes during the 20-day period in which the Adjusted Conversion Rate is in effect. The shares of Common Stock that the Company issues upon conversion of the Notes during the period in which the Adjusted Conversion Rate is in effect will be included in any calculation to determine whether the limitation on the maximum number of shares of Common Stock issuable in respect of the Notes set forth in Section 10.16 is then applicable.

•

The Company and holders participating in the conversion pursuant to the terms of the Letter Agreement waived certain procedural requirements in connection with the conversion of the Notes, including the Company’s waiver of the requirement that a holder comply with any of the conditions set forth in clauses (ii) and (iii) of the second sentence of the first paragraph of Section 10.02 of the Indenture and the corresponding requirements set forth in paragraph 8 of the Notes prior to the conversion date with respect to the Notes to be converted in accordance with the Letter Agreement. Each holder converting the Notes will use its commercially reasonable efforts to satisfy the requirements of these clauses promptly after the conversion date to the extent any such documents are reasonably requested by the conversion agent to be delivered to the conversion agent. Holders converting their Notes pursuant to the terms of the Letter Agreement will not be required to make any payments in respect of interest pursuant to Section 10.02 of the Indenture and the penultimate sentence of the second paragraph of paragraph 8 of the Notes to the extent such conversion occurs prior to the next interest payment date for the Notes following the date of the Letter Agreement.

•

Each holder electing to convert all or portion of its Notes pursuant to the terms and conditions of the Letter Agreement agreed to waive the obligation of the Company under Section 10.01 of the Indenture and the first paragraph of paragraph 8 of the Notes to issue any shares of Common Stock to such Holder in respect of the make whole premium otherwise owing only with respect to the Notes converted at the Adjusted Conversion Rate during the 20-day period.

Item 2.02.	Results of Operations and Financial Condition.

On August 3, 2010, the Company announced its results of operations and financial condition for the three and six months ended June 30, 2010. A copy of the news release announcing the results of operations and financial condition is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K, the news release attached to this Form 8-K and statements made on the conference call for shareholders and the investment community contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “should,” “will,” “can,” and similar expressions are intended to identify forward-looking statements.

The Company’s expectations regarding its ability to close on the remaining $20.2 million of Notes are only its expectations regarding this matter. The closing of the remaining $20.2 million of Notes is subject to satisfaction of customary closing conditions as set forth in the Purchase Agreement, as modified by the Letter Agreement.

The Company’s expectations regarding its ability to close on the sale of YRC Logistics and the liquidity that the sale will provide are only its expectations regarding these matters. The closing of the sale of YRC Logistics is subject to satisfaction of certain closing conditions, including approval of multi-employer pension funds to which the company contributes. The net proceeds from the sale of YRC Logistics are subject to final determination of fees and expenses that the Company incurs in connection with the sale.

The Company’s expectations regarding the rate and timing of pricing and revenue mix improvements are only its expectations regarding these matters. Actual rate and timing of pricing and revenue mix improvements could differ based on a number of factors including (among others) general economic trends and excess capacity within the industry, and the factors that affect revenue results (including the risk factors that are from time to time included in the Company’s reports filed with the SEC).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	News Release dated August 3, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: August 3, 2010	By:	/s/ Sheila K. Taylor
Sheila K. Taylor
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	News Release dated August 3, 2010